Filed pursuant to Rule 433

Registration No. 333-155275

Issuer Free Writing Prospectus dated May 18, 2009

Relating to Preliminary Prospectus Supplement dated May 18, 2009

Pricing Term Sheet for 7.000% Senior Notes due 2019

Issuer:	Beckman Coulter, Inc.

Principal Amount:	$250,000,000

Security Type:	SEC Registered

Maturity:	June 1, 2019

Coupon:	7.000%

Price to Public:	99.471% of face amount

Yield to maturity:	7.074%

Spread to Benchmark Treasury:	+387.5 basis points

Benchmark Treasury:	3.125% due May 15, 2019

Benchmark Treasury Yield:	3.199%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2009

Make-whole call	Treasury plus 50 basis points

Trade Date:	May 18, 2009

Settlement Date:	T+3, May 21, 2009

CUSIP/ISIN:	075811AF6/US075811AF61

Ratings:	Baa3/BBB/BBB

Bookrunners:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated Banc of America Securities LLC

Co-Managers:	Scotia Capital (USA) Inc. Wedbush Morgan Securities Inc. Wachovia Capital Markets, LLC Standard Chartered Bank

Standard Chartered Bank is not a U.S. registered broker-dealer and, therefore, does not intend to effect any sales of the notes in the United States.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by (i) calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, (ii) calling Citigroup Global Markets Inc. toll-free 1-877-858-5407, or (iii) calling Morgan Stanley & Co. Incorporated toll-free 1-866-718-1649.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.